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                                                                 Exhibit b(1)(c)

                    SECOND AMENDMENT TO AMENDED AND RESTATED

                       BYLAWS OF TAX-FREE INVESTMENTS CO.
                            (A MARYLAND CORPORATION)

                            ADOPTED DECEMBER 11, 2002

     The Bylaws of Tax-Free Investments Co. are hereby amended as follows:

     WHEREAS, the Board of Directors has determined that it is in the best interests of the Fund to discontinue the issuance of share certificates;

     NOW THEREFORE BE IT RESOLVED, that Article IV, Section 1, of the Bylaws of Tax-Free Investments Co. is hereby restated in its entirety to read as follows:

          Section 1. Stock Certificates.

               The Corporation may, in its sole discretion, issue a certificate to any stockholder, signed by or in the name of the Corporation, by the President, certifying the number of shares owned by him, her or it in a class or series of stock of the Corporation. No shareholder shall have the right to demand or require that a certificate be issued to him, her or it.